Exhibit 99.1

NEWS RELEASE

Duke Energy Corporation
P.O. Box 1009
Charlotte, NC 28201-1009

Aug. 25, 2009	MEDIA CONTACT:	Tom Shiel
	Phone:	704-382-2355
	24-Hour:	800-559-3853

	ANALYSTS:	Bill Currens
	Phone:	704-382-1603
Duke Energy Names Two New Directors
CHARLOTTE, N.C. — Duke Energy’s board of directors increased its size from 10 to 12 members with the election today of John H. Forsgren and E. James Reinsch.
Forsgren is the retired vice chairman, executive vice president and chief financial officer of Northeast Utilities. He brings 35 years of experience in the field of corporate finance. He holds a bachelor’s degree from Georgetown University, an MBA from Columbia University and a Master’s in International Finance and Management from the University of Geneva, Switzerland.
Reinsch is senior vice president and partner of Bechtel Group, and past president of Bechtel Nuclear. He brings more than 37 years of nuclear experience from Bechtel’s three nuclear business segments — nuclear operating plant services, steam generator replacement, and new nuclear generation.
“John and Jim bring a wealth of knowledge and experience in two key areas of our business. John will be a tremendous asset as we modernize our infrastructure during these challenging economic times, while Jim provides an impressive resume in nuclear at a time when we are considering building two new stations,” said Duke Energy chairman, president and CEO Jim Rogers.
- more -

Duke Energy is the third largest electric power holding company in the United States, based on kilowatt-hour sales. Its regulated utility operations serve approximately 4 million customers located in five states — North Carolina, South Carolina, Indiana, Ohio and Kentucky — representing a population of approximately 11 million people. Duke Energy’s commercial power and international business segments operate diverse power generation assets in North America and Latin America, including a growing portfolio of renewable energy assets in the United States.
Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.
###